UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 18, 2010 (August 16, 2010)

CHINA TMK BATTERY SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-139660	98-0506246
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Sanjun Industrial Park
No. 2 Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
(Address of principal executive offices)

(86) 755 28109908
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 16, 2010, the board of directors of China TMK Battery Systems Inc. (the “Company”), after consultation with and upon recommendation from management of the Company, determined that the Company’s previously issued unaudited financial statements for the quarter ended March 31, 2010 included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 24, 2010 (the “Original Filing”) should no longer be relied upon and that disclosure should be made and action should be taken to prevent future reliance.

The Company has restated its financial statements for the quarter ended March 31, 2010 due to issues raised by its independent accountants, MaloneBailey, LLP ("MaloneBailey"), regarding the accounting treatment of certain reset provisions in warrants to purchase 3,401,320 shares of the Company’s common stock (the “Warrants”), previously issued to investors in a February 10, 2010 private placement (the “Private Placement”). The Warrants issued in the Private Placement include an anti-dilution provision for adjustment if the Company issues or sells any shares of common stock or securities convertible into common stock for a consideration per share of common stock less than the then current exercise price, which is currently $1.60 per share for private placement investors and $1.25 per share for Hudson Securities, Inc. and SHP Securities LLC. Because of the reset provision, the Warrants are not considered to be indexed to the Company’s stock and therefore the Warrants were determined to be derivative liability under ASC 815-15 and ASC 815-20. The question was raised in light of EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (FASB ASC 815-15) (“ASC 815”) effective as of January 1, 2009, which outlines new guidance for being indexed to an entity’s own stock and the resulting liability or equity classification based on that conclusion. Reset provisions reduce the exercise price of a warrant or convertible instrument if a company either issues new warrants or convertible instruments that have a lower exercise price.

The board of directors of the Company has performed a complete assessment of the Warrants and has concluded that they are within the scope of EITF 07-5 due to the reset provisions included in the terms of the agreements. Accordingly, EITF 07-5 should have been adopted as of January 1, 2009 by classifying the Warrants as liability measured at fair value with changes in fair value recognized in earnings each reporting and recording a cumulative-effect adjustment to the opening balance of retained earnings. The Company has calculated the fair value of the Warrants at the date of adoption, as well as at the March 31, 2010 reporting period, utilizing the Multinomial Lattice models. Based on its calculations and assessment of the materiality, the Company concluded that its financial statements for the quarter ended March 31, 2010 included in the Original Filing required restatement and that the Original Filing should be amended.

In addition, the weighted average number of common shares outstanding is being restated to correct a clerical error.

The Company has discussed the foregoing matters with MaloneBailey, has restated the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and is filing an amendment to the Original Filing on or about the date of this Current Report on Form 8-K. The restated financial information for the quarter ended March 31, 2010, has also been incorporated in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and the Company’s amended Registration Statement on Form S-1, filed with the Commission on August 23, 2010 (File No. 333-166749).

Except as described above, no additions or modifications will be made to reflect facts or events occurring subsequent to the date of the Original Filing.

The impact of the error on the March 31, 2010 financial statements is reflected in the following tables:

	Originally
	Filed	Adjustment	Restated

March 31, 2010

Derivative liability	$-	2,943,977	$2,943,977
Total Liabilities	21,906,078	2,943,977	24,850,055

Stockholders' Equity
Additional paid-in capital	11,737,406	(1,218,744)	10,518,662
Retained earnings (unrestricted)	11,817,894	(1,725,233)	10,092,661
Total stockholders' equity	23,622,079	(2,943,977)	20,678,102
Total Liabilities & Stockholders' Equity	$45,528,157		$45,528,157

	Originally
	Filed	Adjustment	Restated
Three Months Ended March 31, 2010
Other income (expenses):
Change in fair value of embedded derivative	-	(1,725,233)	(1,725,233)
Total other expenses	(302,288)	(1,725,233)	(2,027,521)
Income before income taxes	616,041	(1,725,233)	(1,109,192)
Net income	$257,866	(1,725,233)	$(1,467,367)
Comprehensive income	$290,084	(1,725,233)	$(1,435,149)
Weighted average shares outstanding
Basic	26,472,055	3,734,056	30,206,111
Diluted	26,849,979	4,460,335	31,310,314
Earnings per share - Basic	$0.01	(0.06)	(0.05)
Earnings per share - Diluted	$0.01	(0.06)	(0.05)

	Originally
	Filed	Adjustment	Restated
Three Months Ended March 31, 2010

Cash Flows From Operating Activities

Net income	$257,866	$(1,725,233)	$(1,467,367)
Adjustments to reconcile net income to net cash
provided by operating activities:
Change in fair value of embedded derivative	-	1,725,233	1,725,233
Net cash used in (provided by) operating activities	(1,147,250)		(1,147,250)

Net cash used in investing activities	(5,874,237)		(5,874,237)

Net cash provided by financing activities	6,970,904		6,970,904

Effect of exchange rate changes on cash	154,354		154,354
Net increase (decrease) in cash and cash equivalents	103,771		103,771
Cash and cash equivalents, beginning of period	185,590		185,590
Cash and cash equivalents, end of period	$289,361		$289,361

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

7.1	Letter of MaloneBailey, LLP, dated October 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2010	CHINA TMK BATTERY SYSTEMS INC.

By:	/s/ Henian Wu
Henian Wu
Chairman

EXHIBIT INDEX

Exhibit No.	Description

7.1	Letter of MaloneBailey, LLP, dated October 18, 2010.